Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

(INCLUDING WAIVER OF CLAIMS UNDER THE AGE
DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED)

PLEASE READ THIS AGREEMENT CAREFULLY.  IT INCLUDES A RELEASE OF CLAIMS.

JOHN P. JACUNSKI (“I,” “me,” “my,” or “myself”) and P. H. GLATFELTER COMPANY (“Glatfelter” or “Company”) hereby enter into this Separation Agreement and General Release (“Agreement”), which was presented to me by Glatfelter for my consideration on February 28, 2019, concerning my separation from Glatfelter effective March 31, 2019 (the “Separation Date”).  I agree to the terms of this Agreement on behalf of myself, my spouse, and my heirs, estate, executors, administrators, successors and assigns.  Glatfelter enters into this Agreement on behalf of P. H. Glatfelter Company and its directors, officers, agents, employees, consultants and insurers, and its respective past, present, and future parents, affiliated companies, subsidiaries, successors, and assigns (“Releasees”). Glatfelter and I have agreed to the following terms to resolve, settle and terminate any dispute or claim I may have about my employment with Glatfelter, including, but not limited to, claims related to my separation from the Company.  I acknowledge and understand that my decision to accept or decline the terms and conditions set forth in this Agreement does not affect my Separation Date.  The severance pay described in this Agreement is provided under the Company’s Executive Severance Guidelines (the “Severance Guidelines”).

1.Separation Date and Consideration.

(a)Regardless of whether I enter into and do not revoke this Agreement, (i) I acknowledge that I have ceased to hold any position as an officer or director of the Company and its subsidiaries and affiliates, effective as of March 1, 2019, and (ii) I will continue in employment as an employee, and the Company will continue to pay my current base salary and provide the employee benefits currently in effect, until my Separation Date, and (iii) my employment will terminate as of the Separation Date.  From March 1, 2019 until the Separation Date, I will provide transition services as reasonably requested by the Chief Executive Officer or his designees, and I will not be required or expected to come to the Company’s offices.

(b)Subject to the terms of this Agreement, if I enter into and do not revoke this Agreement, the Company will pay or provide the following, which I agree constitutes good and valuable consideration to which I am not otherwise entitled:

(i)The Company will provide severance pay in the aggregate amount of $997,293 (which is comprised of (x) 15 months of my monthly base salary plus (y) 15 months times 1/12 of the average annual bonus paid to me with respect to the prior three years).   The severance pay shall be paid as follows, consistent with the Severance Guidelines:

(1)$560,000 of the severance pay shall be paid in installments in accordance with the Company’s normal payroll practices over the 15-month period following the Separation Date (the “Severance Period”).  The first payment will be made on the first payroll date that is administratively practicable after the Separation Date (and within 60 days after the Separation Date) and will include unpaid installments for the period from the Separation Date to the first payment date.

(2)$437,293 of the severance pay shall be paid on October 31, 2019 (the last day of the seventh month following the Separation Date).

(ii)During the Severance Period, if I timely elect to receive continued health coverage (medical, prescription and dental) under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and I pay the full monthly COBRA premium cost for such health coverage, the Company will reimburse me monthly an amount equal to the monthly COBRA premium that I pay, less the premium charge that is paid by the Company’s active executives for such coverage as in effect on the Separation Date (the “COBRA Reimbursement”). The COBRA Reimbursement payments shall commence on the first payroll date that is administratively practicable after the Separation Date (and within 60 days after the Separation Date).  The first payment shall include any payments for the period from the Separation Date to the commencement date.  The Company shall reimburse me under this subsection only for the portion of the Severance Period during which I continue COBRA coverage under the Company’s health plan.  The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the Severance Period.

(iii)I will continue to be eligible to participate in the Employee Assistance Program (“EAP”) following the Separation Date for up to three sessions during the six-month period following the Separation Date, consistent with the EAP terms.

(iv)I have elected to receive a gross payment of $30,000 in lieu of outplacement services.

(v)My Restoration Pension under the P.H. Glatfelter Supplemental Executive Retirement Plan (“SERP”) shall be calculated based on my compensation and years of service as of the Separation Date and using the early retirement reduction factors that apply to a participant who has attained age 55, instead of the reduction factors that apply to a terminated vested (under age 55) participant.  The Restoration Pension shall be paid in the form, and commencing on the date, specified in the SERP.

(vi)The Company will make (A) a cash payment to me of $89,500 in lieu of any 2019 annual cash bonus, and (B) an additional cash payment to me of $500,000.  The cash payments shall be made on the first payroll date that is administratively practicable after the Separation Date (and within 60 days after the Separation Date).

2.Benefits to Be Provided Without Regard to this Agreement.  Subject to the terms of this Agreement, the Company will provide the following benefits following the Separation Date, without regard to whether I enter into this Agreement or I revoke this Agreement:

(a)Accrued and Unpaid Salary and Vacation:  The Company will pay me any accrued but unpaid salary, and any accrued but unused vacation, as of the Separation Date in the final paycheck following the Separation Date.

(b)COBRA Benefits: The health insurance coverage provided through the Company’s health plan for my covered dependents and me will terminate on the Separation Date, subject to my ability to elect COBRA coverage.  I acknowledge that, in accordance with COBRA, I have the right, at my cost and expense, to continue health insurance benefits for up to 18 months following the Separation Date, pursuant to the terms of COBRA.  I will receive a separate COBRA Notice which describes in detail my right to elect COBRA continuation coverage, the details, limitations and cost of such coverage, and how to elect and pay for such coverage.  I understand that I will not be able to receive COBRA continuation coverage unless I affirmatively elect such coverage in a timely manner as described in the COBRA Notice.

(c)401(k) Plan: I understand that employee contributions to the Company’s 401(k) plan and any matching employer 401(k) contributions apply only to my 401(k) plan compensation attributable to my actual employment up to the Separation Date.

(d)Defined Benefit Plan and Supplemental Plan: Any vested benefit under a Company defined benefit plan or supplemental retirement plan will be determined in accordance with the governing plan document.

(e)Equity Grants:  Any outstanding equity grants that have vested as of the Separation Date will be payable or exercisable, as applicable, in accordance with the terms of the Glatfelter Long Term Incentive Plan and the applicable grant agreements.

(f)Clawback:  I understand that any incentive compensation provided by the Company is subject to the Company’s Executive and Key Manager Compensation Clawback Policy, to the extent applicable.

3.Release of Claims.

(a)In exchange for the payments and benefits described in Section 1(b) above, on behalf of myself and my heirs, estate, executors, administrators, successors, and assigns, I hereby release and waive all claims available under federal, state or local law against the Releasees arising out of my employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy, Childbirth and Childrearing Law, all as amended, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.

(b)I am not waiving (i) my right to vested accrued benefits under the terms of the Company’s employee benefit plans according to the terms of such plans, (ii) amounts payable or provided under this Agreement, (iii) claims for unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits, (iv) any medical claim incurred during my employment that is payable under an applicable medical plan, (v) any right to indemnification under the charter or bylaws of the Company, under any directors and officers insurance policy, or under the Indemnification Agreement dated December 14, 2017 between the Company and me (the “Indemnification Agreement”), with respect to the performance of my duties as an officer or director of the Company or its subsidiaries or affiliates, (vi) claims arising after the date on which I sign this Agreement, or (vii) claims that are not otherwise waivable under applicable law.

(c)I have not filed any claims against Releasees based on any event that took place on or before the date I execute this Agreement, and I have not previously purported to have assigned or transferred, to any person or entity, any claim released by me under this Agreement.  I acknowledge that I have not made any claims or allegations related to sexual harassment or sexual abuse and none of the benefits set forth in this Agreement are related to sexual harassment or sexual abuse.

4.Other Agreements.

(a)I agree that (i) the consideration and payments made to me by the Company represent the sole and exclusive payments and undertakings to be provided to me; (ii) these payments include any and all outstanding and accrued compensation, wages, and benefits that may be due and owing to me; and (iii) the Company has no further obligation to provide me with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth above.  I agree that the Company has paid, or as described above in this Agreement has agreed to pay, to me all salary, bonuses, commissions, wages, allowances, paid time off and other benefits and amounts to which I am entitled as a result of my employment with the Company.  I understand that the payments and benefits under Section 1(b) are in addition to any other payment or benefit to which I otherwise may be entitled under any of Glatfelter’s benefit plans and are a valuable benefit to which I would not otherwise be entitled if I do not enter into this Agreement or I revoke this Agreement.  I understand that any payments made or benefits provide under this Agreement are not in lieu of any applicable unemployment compensation benefits I may otherwise be entitled to receive.

(b)This Agreement does not constitute an admission by the Company that it has violated any contract, law, or regulation, or in any way infringed my rights or privileges.  The Company and I are making this Agreement in order to end my employment through the Separation Date on an amicable basis.  Because this Agreement is being offered to me, in part, to settle or compromise any possible disputed employment or contract claims that I may have against the Company, I agree that I may not use it as evidence for any purpose except where it is alleged that the Agreement itself has been breached in some manner.

(c)I agree that I am not a Medicare beneficiary as of the time I enter into this Agreement.  To the extent that I am a Medicare beneficiary, I agree to contact a Company Human Resources Representative for further instruction.

(d)I agree that all payments under this Agreement shall be subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  I am responsible for all taxes applicable to amounts payable under this Agreement

5.Employee’s Agreement; Non-Solicitation; Non-Competition.

(a)Employee’s Agreement; Confidentiality.  I agree to continue to comply with the Employee’s Agreement with the Company dated October 22, 2003, a copy of which is attached as Exhibit A (the “Employee’s Agreement”).  At all times, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Confidential Information (defined below) of the Company or any of its subsidiaries or affiliates, except as such disclosure, use or publication may be required in connection with my work for the Company or as described in Section 7 below, or unless the Company expressly authorizes such disclosure in writing.  “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its subsidiaries or affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(b)Non-Solicitation. I agree that during my employment with the Company and during the 15-month period following my termination of employment for any reason (the “Restriction Period”), I will not, directly or indirectly, employ, solicit, recruit or attempt to persuade any person to leave his or her employment or service with the Company or any of its subsidiaries or affiliates, nor will I have any contact with such persons for the purpose of discussing or aiding their departure or termination from employment or service with the Company or any of its subsidiaries or affiliates, even if such persons initiate the contact.

(c)Non-Competition.  I agree that during the Restriction Period, I will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity anywhere in the world whose primary business is engaged in the research, development, manufacture, marketing, or sale of products which are similar to any service or product that, during my employment, the Company provides or is actively engaged in developing; provided however, the foregoing restriction shall only apply to such service or product for which I had access to Confidential Information or otherwise have had active involvement.  I further agree that, given the nature of the business of the Company and my position with the Company, a worldwide geographic scope is appropriate and reasonable. Any request for a waiver of the non-competition covenant with respect to a particular situation shall be submitted to the Chief Legal Officer of the Company and is subject to approval by the Chairman and Chief Executive Officer.

(d)As long as the covenants in this Section 5 are in effect, I agree to share the applicable covenant language with my prospective employers.

6.Return of Company Property; Non-Disparagement; Cooperation.

(a)I agree that on or before the Separation Date, I will deliver to the Company all Company documents, keys, access cards,  computers, passwords and other materials or property which came into my possession during the course of my employment with the Company except for my cell phone which I have elected to keep.  To the extent that I made use of my own personal computing devices (e.g., PDA, laptop, thumb drive, etc.) during my employment with the Company, I will deliver such personal computing devices to the Company for review before the Separation Date and will permit the Company to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices.

(b)I agree that I will not engage in any activities or make any statements that disparage or reflect negatively on the Company or its subsidiaries, affiliates, officers, directors,  or employees.  This provision shall include, but not be limited to, Internet postings under an alias, as well as anonymous media contacts.

(c)I agree to cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual, or threatened litigation involving the Company or its subsidiaries or affiliates.  Upon submission of appropriate documentation, the Company will reimburse me for all reasonable out-of-pocket expenses that I may incur as a result of such cooperation.

7.Reports to Government Entities.

(a)I acknowledge that nothing in this Agreement, including Sections 3, 5 and 6 herein, restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Nor does this Agreement require me to obtain prior authorization from the Company before engaging in any conduct described in this Section 7(a), or to notify the Company that I have engaged in any such conduct.  I acknowledge and agree, however, that, to the maximum extent permitted by law, I am waiving and releasing any claim or right to recover from the Company any monetary damages or any other form of personal relief based on any claim, charge, complaint or action against the Company or any others covered by the release of claims in Section 3.  Nothing in this Agreement is intended to or shall prevent, impede or interfere with my non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

(b)I understand that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorneys, courts, or a government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8.Breach of Agreement.

(a)I agree that the Company’s obligation to make the payments and provide the benefits described in Section 1(b) shall terminate if:

(i)I breach the Employee’s Agreement or the confidentiality, non-solicitation, non-competition, non-disparagement or other terms of this Agreement; or

(ii)I misappropriate or fail to return Company materials or property, misuse Company materials or property (such as, but not limited to, Internet access).

(b)I understand and agree that should I breach the obligations in Section 5, the Company is entitled to require that I repay to the Company all payments made pursuant to Section 1(b). In addition, I understand and agree that should I breach the obligations in Section 5, the Restriction Period will be extended by the length of time that I am in breach.

9.Entire Agreement.  The terms of this Agreement, including the terms of the attachments hereto, which are incorporated herein, represent the entire agreement between the Company and me related to the subject matter hereof, and this Agreement supersedes any conflicting agreements between the Company and me, with the exception of the Employee’s Agreement and the Indemnification Agreement.  The Change in Control Employment Agreement dated March 7, 2008 between the Company and me shall terminate as of the Separation Date, and my separation from the Company is not in connection with or in anticipation of a change in control of the Company.  No other promises, consideration, agreement, plan, representation, oral statement, understanding, or course of conduct not expressly set forth in this Agreement have been made between Glatfelter and me to cause either of us to sign this Agreement.

10.Enforcement.

(a)The provisions of this Agreement (except the release of claims in Section 3) are severable.  If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall continue in full force and effect and the voided provision(s) shall be amended, if possible, to the extent necessary to render it valid and enforceable according to the original intent of the parties.

(b)For violations of Section 5 or 6 of this Agreement, in addition to the remedies described in Section 8, I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of posting a bond or other security or proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 or 6, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.  All matters relating to the interpretation, construction, and enforcement of this Agreement shall be governed by and construed according to the laws of Pennsylvania, without giving effect to such state’s principles of conflicts of law, to the extent that the laws of the United States of America do not preempt such laws.  I further agree that jurisdiction shall be proper in, and limited to, any appropriate state or federal court in the

Commonwealth of Pennsylvania.  I further agree that I knowingly and voluntarily waive my right to a jury trial for any claims arising from or related to this Agreement.

11.Amendment.  This Agreement may not be amended except by a written agreement that has been executed by an authorized officer of Glatfelter on behalf of Glatfelter and by me.

12.Section 409A.  This Agreement is intended to comply with section 409A of the Code, or an exemption, and the provisions of this Section 12 shall apply notwithstanding any provisions of this Agreement to the contrary.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.  With respect to any payments that are subject to section 409A of the Code, in no event may I, directly or indirectly, designate the calendar year of a payment.  With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of my execution of this Agreement, directly or indirectly, result in my designating the calendar year of payment of any amount set forth in Section 1(b) above, and if a payment of any amount set forth in Section 1(b) above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year.  Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

13.Acknowledgements.  The Company and I intend that this Agreement comply with §201 of the OWPBA.  Accordingly, I knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the ADEA.  I acknowledge and represent as follows:

(a)I waive any and all rights or claims that I may have arising under the ADEA;

(b)The Company hereby advises me to consult with an attorney before executing this Agreement regarding this Agreement, my rights and my waiver of ADEA rights;

(c)I know and understand that I am not waiving any rights or claims that may arise after the date this waiver of ADEA rights is executed;

(d)I know and understand that in exchange for the waiver of my rights under ADEA, I am receiving consideration in addition to any consideration to which I am already entitled;

(e)I am hereby informed that I have 45 days from the date of receipt of this Agreement within which to consider this Agreement and to consider my waiver of ADEA rights;

(f)I am hereby informed of my right, for a period of seven calendar days following the execution of this Agreement to revoke this waiver (“Revocation Period”), and that this Agreement shall not become effective or enforceable until the Revocation Period has expired; and

(g)I am hereby informed that in the event of any such revocation of this waiver contained in this Section 13, this Agreement and the Company’s obligations contained herein shall be null and void and of no further force and effect, including any obligation to make any payments under this Agreement.

(h)I am hereby informed that any revocation must be in writing and delivered to Eileen Beck at P. H. Glatfelter Company, 96 S. George St., Suite 500, York, PA  17401, before the end of the Revocation Period.

(i)I have received an attachment to this Agreement that identifies:

(i)the decisional unit, which means the class, unit, or group of individuals covered by the offer of the payment(s) in consideration for signing this Agreement as a part of a group termination;

(ii)the factors the Company used to determine who was eligible or selected for the employment termination program;

(iii)the time limits for the employment termination program;

(iv)the job titles and ages of all individuals within the decisional unit who were made eligible or selected; and

(v)the job titles and ages of all individuals within the decisional unit who were not selected or made eligible.

(j)I have read and I fully understand this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, as of the dates indicated below.

John P. Jacunski	P. H. Glatfelter Company

Signed: /s/ JohnP. Jacunski	By: Eileen L. Beck

Title: Vice President, Human Resources
Date: _3/27/2019________
Signed: /s/ Eileen L. Beck

Date: 3/27/2019

EXHIBIT A

EMPLOYEE’S AGREEMENT

EXHIBIT B

INFORMATION FOR ADEA DISCLOSURE

[ATTACHED ADEA SCHEDULES]